Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan José Román	Kathy Waller
Vice President of Finance & CFO	Co-President
(787) 749-4949	(312) 640-6696
Triple-S Management Corporation Reports Record Consolidated
Operating Income, Net Income and EPS for 2007
Continued Improvements in Medical Loss Ratio
SAN JUAN, Puerto Rico, February 11, 2008 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced record consolidated operating income of $83.5 million, net income of $58.5 million and EPS of $2.15 for the year ended December 31, 2007 (including $0.07 per share in net realized and unrealized gains) reflecting the Company’s strong market position and medical cost management.
2007 Highlights
•	Operating income increased 13.9 percent to $83.5 million

•	Net income rose 7.3 percent to $58.5 million

•	Earnings per share was $2.15 based on 27.2 million weighted average shares outstanding

•	Medical Loss Ratio (MLR) improved 50 basis points to 87.1 percent

•	Continued success expanding Medicare Advantage business: 38,000 members at December 31, 2007, a 41 percent year-over-year increase

•	Completed IPO on December 7, 2007
“While 2007 was a memorable year because we made our debut as a public company in December, we also strengthened the foundation of our business, allowing us to better serve our network of providers and our members going forward,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer.
Consolidated operating revenues for 2007 were $1.54 billion, 1.5 percent lower than the previous year. The decrease resulted primarily from the change in carrier for the Metro-North Region in the Commonwealth of Puerto Rico Health Reform business, which is similar to Medicaid (the Reform business) effective November 1, 2006 (which represented premiums of approximately $162 million for the ten-month period ended October 31, 2006 and an average enrollment of 200,000 members). This decline was partially offset by membership enrollment growth in the Medicare Advantage business, as well as premium rate increases in the managed care segment. Excluding the effect of the Metro-North Region contract, consolidated revenues for 2007 increased by $133.6 million or 9.4 percent over 2006.
Consolidated claims incurred and operating expenses for the year were $1.46 billion, a decline of 2.3 percent from the prior year. Consolidated claims incurred fell due to a lower
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MLR and a reduction in business volume. Meanwhile, operating expenses remained relatively flat.
Net income for 2007 was $58.5 million, or $2.15 per share based on weighted average shares outstanding of 27.2 million. This compares with net income for 2006 of $54.5 million, or $2.04 per share based on weighted average shares outstanding of 26.7 million. The improvement in 2007 reflected higher operating margins in Triple-S Management’s managed care segment. The margin expansion is primarily the result of a change in the mix of business within this segment, a decrease in the MLR in both the Commercial and Reform businesses, and continued increases in the Medicare Advantage membership enrollment.
Fourth Quarter Highlights
For the three months ended December 31, 2007, consolidated operating revenues were $398.7 million, up 8.3 percent from $368.1 million in the prior year, primarily reflecting enrollment growth in Medicare Advantage, premium rate increases across all businesses in the managed care segment, volume increases in the P&C segment and the effect of the termination of the Metro-North Region contract in 2006. Consolidated operating costs rose by 6.3 percent to $372.5 million largely due to business volume increases. MLR improved 20 basis points for the quarter year over year. Operating expenses declined $1.5 million or 2.3 percent to $64.1 million. Net income came in at $17.7 million, or $0.62 per share, a 12.8 percent above the $15.7 million, or $0.59 cents per share, recorded for the quarter ended December 31, 2006. Weighted average shares were 28.6 million and 26.7 million during the quarters ended December 31, 2007 and 2006, respectively. The 2007 and 2006 results included a loss of $3.6 million, or ($0.13) per share, and a gain of $3.5 million, or $0.13 per share, of realized investment gains/(loss) and net unrealized investment gains/(loss) on trading securities, respectively.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.
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(Unaudited)	Three months ended Dec. 31,			12 months ended Dec. 31,
(dollar amounts in millions)			Percentage			Percentage
	2007	2006	Change	2007	2006	Change

Operating revenues:
Managed Care	$342.7	318.7	7.5%	$1,338.7	1,375.5	(2.7%)
Life Insurance	25.7	25.9	(0.8%)	103.9	100.6	3.3%
Property and Casualty	31.8	25.0	27.2%	108.7	98.1	10.8%
Other	(1.5)	(1.5)	0.0%	(6.5)	(5.8)	12.1%

Total operating revenues	$398.7	368.1	8.3%	$1,544.8	1,568.4	(1.5%)

Operating income:
Managed Care	$18.0	12.3	46.3%	$57.4	45.5	26.2%
Life Insurance	2.5	2.1	19.0%	10.7	11.2	(4.5%)
Property and Casualty	4.2	3.3	27.3%	10.7	11.3	(5.3%)
Other	1.5	0.1	1400.0%	4.7	5.3	(11.3%)

Total operating income	$26.2	17.8	47.2%	$83.5	73.3	13.9%

Operating margin:
Managed Care	5.3%	3.9%	140 bp	4.3%	3.3%	100 bp
Life Insurance	9.5%	8.2%	130 bp	10.3%	11.1%	-80 bp
Property and Casualty	15.4%	14.7%	70 bp	11.1%	12.7%	-160 bp
Managed Care Results Summary
Total medical premiums earned for 2007 were $1.30 billion, down 2.8 percent versus 2006, primarily due to the termination of the Metro-North Region contract, partially offset by higher Medicare Advantage member enrollment and rate increases.
Medical premiums earned in the Reform business decreased by $128.4 million, or 28.2 percent, to $327.5 million during the year, mainly due to the termination of the Metro-North Region contract, offset by rate increases of 7.7 percent in 2007. Excluding the Metro-North Region, medical revenues for the remaining two regions increased $33.2 million or 11.3 percent.
Medical premiums earned in the Medicare business increased by $84.8 million, or 49.6 percent. This reflected an increase in member month’s enrollment of 92,322, or an increase of 20.0 percent, and higher average per member per month premiums.
Medical premiums earned in the Commercial business increased by $5.6 million, or 0.8 percent, to $718.7 million during the year. Increase is due to the net effect of an increase in rates of approximately 5 percent and a decrease in member month’s enrollment of 289,007 or 5.5 percent.
Medical claims incurred decreased by $40.4 million, or 3.4 percent, to $1.13 billion largely driven by the lower MLR and a decrease in the volume of Reform business. The overall MLR declined 50 basis points during 2007, to 87.1 percent. The decrease was the result of significant improvements in the Commercial MLR, and relatively stable Reform MLR, offset by an increase in the Medicare Advantage MLR.
Operating expenses declined by $8.4 million, or 5.4 percent, to $148.1 million, compared with last year. The decrease is primarily attributed to lower direct costs in the Reform
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business resulting from the reduction in the volume of business. The segment’s operating expense ratio fell by 30 basis points, to 11.2 percent.

Managed Care	Three months ended Dec 31,		12 months ended Dec 31,
Additional Data	2007	2006	2007	2006

Member months enrollment
Commercial
Fully-insured	1,240,630	1,277,461	4,983,980	5,272,987
Self-funded	483,563	474,492	1,930,850	1,861,833
Total commercial	1,724,193	1,751,953	6,914,830	7,134,820

Reform	1,062,702	1,272,737	4,262,248	6,484,270
Medicare	146,365	134,429	554,040	461,718
Total member months	2,933,260	3,159,119	11,731,118	14,080,808

Medical loss ratio	85.2%	85.4%	87.1%	87.6%
Operating expense ratio	12.0%	13.4%	11.2%	11.5%

Managed Care	As of December 31,
Membership by Segment	2007	2006

Members
Commercial
Fully-insured	412,663	423,442
Self-funded	161,588	157,408
Total commercial	574,251	580,850

Reform	353,694	357,515
Medicare	49,245	41,141
Total members	977,190	979,506
2008: Building on Last Year’s Successes
“This year, we fully expect to leverage the strong foundation we built for our business in 2007, while delivering solid future earnings growth and continuing to offer customers the quality care they have come to expect.” Ruiz-Comas said. “We plan to continue executing on our strategy of improving margins, broadening the Medicare Advantage business; strengthening our Commercial segment; developing new products; pursuing opportunities to cross-sell our different lines of insurance; and expanding into new products or geographic markets.”
The Company’s outlook for full year 2008 is as follows:
•	Total medical enrollment is expected to grow approximately one percent, with Medicare Advantage enrollment rising 30-35 percent.

•	Consolidated operating revenues are anticipated to be $1.66 - $1.70 billion.

•	Consolidated loss ratio is expected to be 83.0 - 83.5 percent, with the managed care MLR ranging between 87.6 - and 88.1 percent.

•	Consolidated operating expense ratio is anticipated to be approximately 15.2 percent.

•	The Company expects earnings per share of $1.88 - $1.98, based on 32.1 million weighted average shares outstanding.
Conference Call and Webcast
Management will host a conference call and webcast today at 10:00 a.m. Eastern Time to discuss its financial results for 2007 and the fourth quarter, and expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-218-4007,
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and international callers should dial 1-303-262-2138 about five minutes before the presentation. The pass code is 11107838.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is the largest managed care company in Puerto Rico and has the exclusive right to use the Blue Shield name and mark throughout the country. It holds a leading market position, with approximately 1 million members across all regions, or about 25 percent of the population. With more than 45 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare and the Reform markets. It also provides complementary products and services. The Company is the largest provider of life and accident and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com.
Forward-looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities
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•	Changes in government regulation of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
December 31, 2007 and 2006
(Dollar amounts in thousands, except per share data)

	Unaudited 2007	2006
Assets

Investments	$1,011,009	$900,882
Cash and cash equivalents	240,153	81,564
Premium and other receivables, net	202,268	165,626
Deferred policy acquisition costs and value of business acquired	117,239	111,417
Property and equipment, net	43,415	41,615
Other assets	45,458	44,405

Total assets	$1,659,542	$1,345,509

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$726,519	$654,109
Accounts payable and accrued liabilities	279,539	156,472
Borrowings	170,946	183,087
Income tax payable	0	9,242

Total liabilities	1,177,004	1,002,910

Stockholders’ equity:
Common stock	32,309	26,733
Other stockholders equity	450,229	315,866

Total stockholders’ equity	482,538	342,599

Total liabilities and stockholders’ equity	$1,659,542	$1,345,509

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Condensed Consolidated Statements of Earnings
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands, except per share data)

	Unaudited 2007	2006
Revenues:
Premiums earned, net	$1,483,548	$1,511,626
Administrative service fees	14,018	14,089
Net investment income	47,194	42,657

Total operating revenues	1,544,760	1,568,372
Net realized investment gains	5,931	837
Net unrealized investment (loss) gain on trading securities	(4,116)	7,699
Other income, net	3,217	2,323

Total revenues	1,549,792	1,579,231

Benefits and expenses:
Claims incurred	1,223,775	1,258,981
Operating expenses	237,533	236,065

Total operating costs	1,461,308	1,495,046

Interest expense	15,839	16,626

Total benefits and expenses	1,477,147	1,511,672

Income before taxes	72,645	67,559

Income tax expense	14,127	13,026

Net income	$58,518	$54,533

Basic net income per share	$2.15	$2.04
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Condensed Consolidated Statements of Earnings
Three-month periods ended December 31, 2007 and 2006
(Dollar amounts in thousands, except per share data)

	Unaudited 2007	2006
Revenues:
Premiums earned, net	$381,934	$353,027
Administrative service fees	2,984	3,733
Net investment income	13,797	11,332

Total operating revenues	398,715	368,092
Net realized investment losses	(232)	(487)
Net unrealized investment (loss) gain on trading securities	(3,352)	3,981
Other income, net	1,375	1,115

Total revenues	396,506	372,701

Benefits and expenses:
Claims incurred	308,401	284,677
Operating expenses	64,094	65,593

Total operating costs	372,495	350,270

Interest expense	3,891	4,239

Total benefits and expenses	376,386	354,509

Income before taxes	20,120	18,192

Income tax expense	2,402	2,489

Net income	$17,718	$15,703

Basic net income per share	$0.62	$0.59
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Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands, except per share data)

	Unaudited 2007	2006
Net cash provided by operating activities	$115,534	$75,586

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	299,561	51,519
Fixed maturities matured	41,248	32,826
Equity securities	1,000	1,209
Securities held to maturity:
Fixed maturities matured	13,246	492
Acquisition of investments:
Securities available for sale:
Fixed maturities	(327,409)	(81,496)
Equity securities	(18,379)	(11,620)
Securities held to maturity:
Fixed maturities	(8,244)	(2,197)
Acquisition of business, net of $10,403 of cash acquired	0	(27,793)
Net disbursements for policy loans	(287)	(415)
Capital expenditures	(9,390)	(11,873)
Other	0	2

Net cash used in investing activities	(8,654)	(49,346)

Cash flows from financing activities:
Net proceeds from initial public offering	70,480	0
Change in outstanding checks in excess of bank balances	(3,076)	(8,224)
Repayments of short-term borrowings	(54,519)	(119,547)
Proceeds from short-term borrowings	54,519	117,807
Repayments of long-term borrowings	(12,141)	(2,503)
Proceeds from long-term borrowings	0	35,000
Dividends	(2,448)	(6,231)
Proceeds from annuity contracts	6,329	6,008
Surrenders of annuity contracts	(7,435)	(16,036)

Net cash provided by financing activities	51,709	6,274

Net increase in cash and cash equivalents	158,589	32,514

Cash and cash equivalents, beginning of year	81,564	49,050

Cash and cash equivalents, end of year	$240,153	$81,564